CONSENT OF
BROWN ARMSTRONG PAULDEN
McCOWN STARBUCK THORNBURGH & KEETER
ACCOUNTANCY CORPORATION

To the Board of Directors
Searchlight Minerals Corp.

We hereby consent to the incorporation by reference from the Form 10-K/A for the year ended December 31, 2008, in the registration statements (Nos. 333-106624 & 333-85984) on Form S-8 of Searchlight Minerals Corp. of our report dated March 10, 2009, with respect to the consolidated balance sheets as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2008, including inception cumulative data prospectively from January 1, 2006, relating to the consolidated financial statements and the effectiveness of internal controls over financial reporting, which appears in this Form 10-K/A.

/s/ BROWN ARMSTRONG PAULDEN
McCOWN STARBUCK THORNBURGH & KEETER
ACCOUNTANCY CORPORATION

Bakersfield, California
July 24, 2009